EXHIBIT 99.1

Great Lakes Reports Second Quarter Financial Results

Net income from continuing operations of $11.5M

Completed sale of Environmental & Infrastructure business

Closed new five-year Revolving Credit Facility

OAK BROOK, Ill., July 31, 2019 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended June 30, 2019.

Second Quarter 2019 Highlights

  Revenue was $184.8 million in the second quarter, a $49.5 million or 36.6% increase over the prior year quarter.
  Gross margin percentage increased to 20.3% in the second quarter from 16.4% in the prior year quarter.
  Total operating income from continuing operations was $22.8 million, an $11.8 million increase over the prior year quarter.
  Net income from continuing operations was $11.5 million, a $10.3 million increase over the prior year quarter.
  Adjusted EBITDA from continuing operations was $32.0 million as compared to $23.3 million in the prior year quarter.
  Ratio of net debt to adjusted EBITDA from continuing operations was 1.41x.
  Received $17.5 million in cash upon closing sale of Environmental & Infrastructure (“E&I”) business.

Management Commentary

Chief Executive Officer Lasse Petterson commented, “The second quarter was another active period for the Company, marking our fourth consecutive quarter showing improvement in both revenue and adjusted EBITDA from continuing operations when comparing to the prior year quarter.  As we noted in our last earnings release, planned dry dockings of certain vessels had an impact on second quarter results, several of which continue into the third quarter with two hopper dredges entering dry dock in the third quarter. During the quarter we experienced better than expected production on the Jacksonville deepening project, along with strong execution on several coastal protection projects. Strong performance is also a result of safe project execution as we continue to focus on improving safety on our projects.

“In the second quarter the Company generated $11.5 million of net income from continuing operations and adjusted EBITDA from continuing operations of $32.0 million, bringing full year-to-date net income from continuing operations and adjusted EBITDA from continuing operations to $32.0 million and $75.9 million, respectively.

“Earlier this year Great Lakes announced that it would initiate a process to divest the E&I business from its portfolio given that it was no longer a strategic fit with our core business.  We completed the sale in the second quarter of this year and believe the business and affected team members will be a strategic fit with the new owner and the transaction will better position the E&I business to be successful in the future.

“Also in the second quarter we executed an amendment to our revolving credit facility.  Due to the significant improvement in the Company’s credit profile and cash position, we were able to reduce the size of the facility to $200 million, extend the term five years, improve both the upfront pricing and interest rates, and gain much more flexibility to execute on the Company’s strategy over the next five years.   We are very pleased with this facility.  As of June 30, 2019 we continued to have no cash drawn on the revolving credit facility.

“As expected, the second quarter bid market, much like the first, was below the prior year with only $235.1 million awarded in the total market, of which Great Lakes was awarded $77.6 million. However, we expect bidding to increase significantly in the third and fourth quarters, with several bid dates for a variety of projects already advertised for August and September.”

Quarterly Results

  Revenue was $184.8 million, an increase of $49.5 million over the second quarter of 2018. The second quarter of 2019 was characterized by strong production and project performance. Revenues in all markets increased quarter over quarter with the exception of capital projects.
  Gross margin percentage improved to 20.3% in the current quarter from 16.4% in the second quarter of 2018 on strong project performance, particularly on port deepening projects.
  Operating income was $22.8 million which is an $11.8 million increase over the prior year quarter. The increase is a result of higher gross margin slightly offset by increased general and administrative expenses due to incentive compensation.
  Net income from continuing operations for the quarter was $11.5 million compared to net income from continuing operations of $1.2 million in the prior year quarter. In addition to the increase in operating income, net interest expense in the second quarter of 2019 also decreased compared to the prior year quarter by $1.8 million on lower revolver usage and higher interest income.
  At June 30, 2019, the Company had $125.6 million in cash and total debt of $322.4 million, resulting in a ratio of net debt to adjusted EBITDA from continuing operations of 1.41x.
  At June 30, 2019, the Company had $498.1 million in backlog, a decrease of $209.0 million from December 31, 2018. This decrease was expected as the Company earned significant revenue during the first half of 2019 and bidding activity was low.
  Capital expenditures for the quarter were $19.2 million. This compares to $5.8 million in capital expenditures during the second quarter of 2018. Current quarter capital expenditures included final payment of $10.0 million for the new clamshell dredge.  The Company continues to expect total capital expenditures to be $40 million for 2019.

Market Update
We continue to expect additional phases of multiple large deepening and other capital projects to bid in the second half of the year resulting in another strong domestic bid market in 2019. The projects coming into the pipeline include additional phases of work in Savannah and Corpus Christi, new projects in the Ports of Norfolk, Virginia and Freeport, Texas and large coastal restoration projects in Mississippi and Louisiana.  In addition to this anticipated capital work, we also expect to bid on multiple projects funded by the $17.4 billion disaster supplemental appropriations. While most of this funding is for non-dredging projects like flood control, there is a significant portion that is intended to be deployed in our sector to recover from the damage caused by coastal storms and to reduce the risk of future damage from flood and storm events. Although we have not yet bid on these projects, we do expect the projects to come into the market in the second half of the year.

In addition to the deepening and coastal protection projects, several Liquefied Natural Gas petrochemical and crude oil projects are creating the need for port development in support of energy exports. We believe several of these private client projects are progressing to bid in 2019.  Great Lakes’ fleet and safety performance position the Company well to perform in this growing segment of the market.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday July 31, 2019 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). The call in number is (877) 377-7553 and Conference ID is 3694524. The conference call will be available by replay until Friday, August 2, 2019 by calling (855) 859-2056 and providing Conference ID 3694524. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Classification of Environmental and Infrastructure Business

The Company sold its E&I business in June 2019. As such, the Company has presented its E&I business as discontinued operations in all financial statement periods.  Therefore all amounts in this release reflect continuing operations only.

Use of Non-GAAP measures

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 129-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; uncertainties of the impact of the Tax Cuts and Jobs Act and implementation of certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act; losses attributable to our investments in privately financed projects; and our ability to realize the expected benefits from our restructuring activities. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2018, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Contract revenues	$184,811	$135,270	$377,448	$268,893
Gross profit	37,486	22,132	87,363	36,262
General and administrative expenses	14,613	12,232	29,438	25,325
(Gain) loss on sale of assets—net	81	(1,057)	360	(1,256)
Operating income	22,792	10,957	57,565	12,193
Interest expense—net	(7,188)	(8,991)	(14,739)	(17,644)
Other income (expense)	123	33	295	(2,032)
Income (loss) from continuing operations before income taxes	15,727	1,999	43,121	(7,483)
Income tax (provision) benefit	(4,230)	(818)	(11,076)	1,657
Income (loss) from continuing operations	11,497	1,181	32,045	(5,826)
Loss from discontinued operations, net of income taxes	(3,251)	(2,155)	(6,631)	(4,469)
Net income (loss)	$8,246	$(974)	$25,414	$(10,295)

Basic earnings (loss) per share attributable to continuing operations	$0.18	$0.02	$0.51	$(0.09)
Basic loss per share attributable to discontinued operations, net of tax	(0.05)	(0.04)	(0.10)	(0.08)
Basic earnings (loss) per share	$0.13	$(0.02)	$0.41	$(0.17)
Basic weighted average shares	63,605	62,267	63,243	62,041

Diluted earnings (loss) per share attributable to continuing operations	$0.18	$0.02	$0.50	$(0.09)
Diluted loss per share attributable to discontinued operations, net of tax	(0.05)	(0.04)	(0.10)	(0.08)
Diluted earnings (loss) per share	$0.13	$(0.02)	$0.40	$(0.17)
Diluted weighted average shares	64,990	62,267	64,654	62,041

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss)	$8,246	$(974)	$25,414	$(10,295)
Loss from discontinued operations, net of income taxes	(3,251)	(2,155)	(6,631)	(4,469)
Income (loss) from continuing operations	11,497	1,181	32,045	(5,826)
Adjusted for:
Interest expense—net	7,188	8,991	14,739	17,644
Income tax provision (benefit)	4,230	818	11,076	(1,657)
Depreciation and amortization	9,096	12,276	18,001	26,838
Adjusted EBITDA from continuing operations	$32,011	$23,266	$75,861	$36,999

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2019	2018

Cash and cash equivalents	$125,575	$34,458
Total current assets	266,712	206,698
Total assets	869,131	730,271
Total current liabilities	203,175	163,121
Current debt	-	11,500
Long-term debt	322,396	321,950
Total equity	251,478	214,928

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2019	2018	2019	2018
Dredging:
Capital - U.S.	$59,406	$69,651	$152,150	$146,603
Capital - foreign	18,640	3,279	26,969	8,802
Coastal protection	58,195	38,121	91,938	79,982
Maintenance	30,188	19,077	59,837	26,880
Rivers & lakes	18,382	5,142	46,554	6,626
Total revenues	$184,811	$135,270	$377,448	$268,893

	As of
	June 30,	December 31,	June 30,
Backlog	2019	2018	2018
Dredging:
Capital - U.S.	$311,380	$447,139	$335,588
Capital - foreign	49,014	73,112	3,788
Coastal protection	67,368	81,068	129,689
Maintenance	39,224	56,189	12,254
Rivers & lakes	31,103	49,583	25,192
Total backlog	$498,089	$707,091	$506,511

For further information contact: Investor Relations 630-574-3012